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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
General Growth Properties, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-11067, 333-15907, 333-17021, 333-23035, 333-37247, 333-37383,
333-41603, 333-58045, 333-68505, 333-76379, 333-76757, 333-82134, 333-82569,
333-84419, 333-88813, 333-88819, 333-91621, 333-115693, 333-115694, 333-120373,
333-139349, and 333-145649) on Form S-3 and the registration statements (Nos. 33-79372, 333-07241, 333-11237, 333-28449, 333-74461, 333-79737, 333-105882,
333-125605, and 333-144214) on Form S-8 of General Growth Properties, Inc. of our report dated February 27, 2007, with respect to the consolidated balance sheets of GGP/Homart, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income and comprehensive income, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2006, our report dated February 22, 2008, with respect to the consolidated balance sheets of GGP/Homart II L.L.C. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income and comprehensive income, changes in members' capital and cash flows for each of the years in the three-year period ended December 31, 2007, and our report dated February 22, 2008, with respect to the consolidated balance sheets of GGP - TRS L.L.C. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in members' capital and cash flows for the years then ended, which reports appear in the December 31, 2007 annual report on Form 10-K of General Growth Properties, Inc.

/s/ KPMG LLP

Chicago, Illinois
February 22, 2008